Exhibit 99.1

Zion Oil & Gas Nears Total Depth in Israel Well

Launches New $5 per share Unit Program

DALLAS and CAESAREA, Israel – January 31, 2018 – Zion Oil & Gas, Inc. (NASDAQ:ZN) announces that its Megiddo-Jezreel #1 (MJ #1) well is at a current depth of ~4,850 meters (~15,913 feet) and should reach its final total depth (TD) of up to ~5,100 meters (~16,733 feet) in the next few drilling days. Zion also announces the launch of a new $5 per share Unit Program of limited duration during the month of February under its Dividend Reinvestment and Common Stock Purchase Plan (DSPP).

Zion’s CEO, Victor G. Carrillo, states, “We are on final approach to reaching the MJ #1 well TD of up to ~5,100 meters. Zion’s management remains optimistically enthusiastic about what we have seen and still hope to see in the well. Upon reaching TD, we will run our final suite of wireline logs and case the lower portion of the well before we finalize our testing program that will most likely occur in late March or April, after the testing equipment arrives to our well site in Israel.”

Dustin Guinn, Zion’s President & Chief Operating Officer, says, “It has been a challenging well and to finally approach total depth is a satisfying accomplishment of which all of our shareholders should take pride. The MJ #1 is a very important well for Israel. We have been anxiously awaiting drilling into Triassic rocks and more notably the Mohilla Formation, which is a productive formation in Israel. Zion’s geoscience and operations teams believe that we have, in fact, crossed into and are currently drilling in the Mohilla Formation. This would not have been possible, if not for deepening the well, which we referenced in our last update.”

Zion is a company built on faith and dedicated to the mission of blessing Israel through exploration and production of hydrocarbons with the desire for Israel to, one day, be energy independent.

“Let the people praise thee, O God; let all the people praise thee. O let the nations be glad and sing for joy: for thou shalt judge the people righteously, and govern the nations upon earth. Selah. Let the people praise thee, O God; let all the people praise thee. Then shall the earth yield her increase; and God, even our own God, shall bless us. God shall bless us; and all the ends of the earth shall fear him.” Psalm 67:3-7

Zion’s Unit Program begins tomorrow, February 1, 2018, and will last until the Company raises $5 million in funding or February 28, 2018, whichever occurs sooner. The new Unit Option program allows investors to purchase Units of our securities where each Unit (priced at $250.00) is comprised of:

a)	50 shares of ZN common stock, and

b)	50 common stock purchase warrants. Each warrant (symbol “ZNWAH”) affords participants the opportunity to purchase one share of ZN common stock at a warrant exercise price of $5.00.

The warrants will first become exercisable on the first trading day after the 31st day following the Unit Program Termination Date (i.e., on the earlier of February 28, 2018 or when this Unit Program receives $5 million in Unit purchases) and continue to be exercisable for one year after the exercise date at a per share exercise price of $5.00.

“If you come with us, we will share with you whatever good things the Lord gives us.” Numbers 10:32

Zion is dedicated to exploring for oil and gas onshore Israel and is 100% focused on its Megiddo-Jezreel License, a large area south and west of the Sea of Galilee that includes the Jezreel and Megiddo valleys. This license gives Zion the exclusive right to explore in an area of approximately 99,000 acres that appears to possess the key geologic ingredients of an active petroleum system with significant exploration potential.

Zion Oil & Gas, Inc. has filed with the SEC a registration statement (including a prospectus) for the unit program under the DSPP to which this communication relates. That prospectus and other documents the Company has filed with the SEC may be obtained at no charge (free) by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will send you the prospectus upon request by calling toll free 888-891-9466. Direct links to the SEC location, or to the documents in PDF, may be found on Zion’s home page at www.zionoil.com.

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, operational risks in testing and well completion, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact:
Zion Oil & Gas, Inc.
12655 North Central Expressway, Suite 1000
Dallas, TX 75243
Andrew Summey:
Telephone: 214-221-4610
Email: info@zionoil.com
www.zionoil.com